FUNDING, PRODUCTION AND DISTRIBUTION AGREEMENT BETWEEN PATHWAY FILMS INC. AND RTG PRODUCTIONS, FOR THE MOTION PICTURE "BLOOD", WRITTEN AND TO BE DIRECTED BY MARK TUIT

This Memorandum of Agreement ("Agreement") is made and entered into as of November 2, 2006 ("Effective Date"), by and between Pathway Films, Inc ("PF"). and RTG Productions ("RTG"). Where applicable "PF," and "RTG" will individually be referred to as the "Party" and collectively as the "Parties.

RECITALS

WHEREAS, PF is in the business of securing capital, writing and developing, recruiting talent for, producing and post-producing for Feature and Long Form Films for Theatrical, Cable and Direct to Video Distribution.

WHEREAS, RTG is in the business of securing capital, writing and developing, recruiting talent for, producing and post-producing for Feature and Long Form Films for Theatrical, Cable and Direct to Video Distribution.

NOW, THEREFORE, in consideration of the above recitals and the commitments set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

This Agreement is entered into with reference to the following facts:

A. PF intends to produce a theatrical motion picture (hereinafter the "Picture") based upon that certain screenplay tentatively entitled " Blood," (hereinafter the "Screenplay") which Picture is intended for initial theatrical exhibition.

B. PF wishes to utilize the services of RTG as a producer in connection with the production and delivery of the Picture upon the terms and conditions herein contained.

ENGAGEMENT: PF hereby engages the services of RTG, and RTG agrees to render services as a producer, in connection with the production of the Picture upon the terms and conditions herein contained. Subject to PF's final approval, RTG shall supervise the testing of persons proposed for the cast, assist in scouting for shooting locations, assist in assembling the crew, assist in the supervision of the photography of the picture, assist in the supervision of the editing, and sound mixing, assisting in the selection of music, assist in the supervision of the final dubbing and scoring, assist in supervision of all other post-production requirements of the Picture, assist in the delivery of the final answer print and all other customary delivery items to Production Company and its principal distributors, foreign and domestic, and assist in performing such other services as are reasonably required by Production Company and are usually and customarily performed by producers in the motion picture industry.

Film Equity:

In exchange for the above services and arrangements, equity and compensation to RTG Productions.

A prior-mutually agreed amount of equity will be distributed (from the Producer equity) in the following proportion:

RTG Productions will receive 10% (of 100%) of the entire film equity.

A maximum of 10% will be provided to select cast.

Pathway Films will retain 80% of the entire film equity.

Profits will be distributed in a pro-rata, pari-passu arrangement, post recoupment by all investors and deferred service providers.

Producer Fees:

Producers from RTG Productions will be paid $35,000 from the Producer budget.

All Producer and Director fees will be drawn down in the following manner:

$20,000. producers fee cash flowed from prep through principal, 20% in prep, 60% in principal, 20% upon completion; $15,000. Deferred. Upon final delivery (of film):

Credits:

All credits will be comply with CAVCO rules to qualify as a Canadian Content film: Credits will be mutually decided and agreed to prior to the commencement of pre-production: The following is a potential scenario but must be mutually agreed to by all parties.

"RTG Productions will receive 1 Executive Producer" Credits, 1 Cavco-approved "Producer" credits. "Pathway Films Inc." will receive 2 Cavco-approved "Producer" credits.

REPRESENTATIONS AND WARRANTIES.

Warranties & Indemnity

Producer warrants that it has, or prior to closing of long-form financing documents or, if earlier, commencement of Principal Photography, will have full unencumbered right and title to the Film and to the underlying rights thereto, and Producer further agrees to indemnify and keep indemnified RTG in respect thereof. RTG standard indemnity terms shall apply

Insurance Producer will obtain Industry standard policy of Errors and Omissions insurance as part of the Film's Budget, with limits of not less than

$5,000,000, which shall be in full force and effect for no less than three (3) years from the date of Delivery. PF/and the PF Investor (and its licenses and assignees) shall be additional insured on this policy.

By "RTG" RTG Productions), named represent and warrant that as of the Effective Date, the Company has the authority and power to enter into this Agreement.

By "PF" Pathway Films), named represent and warrant that as of the Effective Date, the Company has the authority and power to enter into this Agreement.

CONFIDENTIALITY. The Parties acknowledge that Confidential Information (as defined below) is of great value to the Parties. Accordingly, the Parties and its "Affiliates" agree not to divulge to anyone, either during or after the term of this Agreement, any Confidential Information obtained or developed during the term of this Agreement. Upon the expiration or termination of this Agreement, the both parties agrees to deliver to each other all documents, papers, drawings, tabulations, reports and similar documentation which are furnished by one another or which were prepared in the performance of the Services. Upon the expiration or termination of this Agreement, both parties agree to make no further use or utilization of any Confidential Information. "Confidential Information" means information of the Parties, its agents or assigns, or any person or business entity directly or indirectly controlled by or controlling, or in which any of the aforesaid have at least a 50% interest, which information is or has been disclosed to the parties or known to the parties as a consequence of or through the performance of Services for the Company, whether or not related to its duties for the Company, including, without limitation, "Trade Secrets" (as defined below), information relating to political, business and social contacts, business relationships and opportunities, potential business opportunities and relationships, and other information previously unknown to both Parties. Parties agrees and warrants that it shall refrain from stealing or misappropriating any of the Confidential Information gained through its relationship with each other, in any direct or indirect manner. For purpose of this Agreement, "Affiliates" shall mean any company directly or indirectly controlling, controlled by, or under common control with Client.

NON-CIRCUMVENTION. Parties agrees and warrants that it shall refrain from stealing or misappropriating any of the Confidential Information gained through its relationship with the each other, in any direct or indirect manner. This includes most specifically bank contacts, mailing concepts, advertising, promotional concepts, client referrals, investigative report formats, information sources, computer formats disclosed by the parties to each other and the parties agreeing not to solicit, serve or cater to, or engage, assist, be interested in or connected with any other persons or entities served by or related to the Consultants, its contractors, employees, agents and directors, or soliciting, serving or catering to or any clients of the Consultants disclosed to the Parties.

GOVERNING LAW/ARBITRATION/REMEDIES: This Agreement shall be deemed to have been executed and delivered within the Province of British Columbia, and the rights and obligations of the Parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the Province of British Columbia, without regard to the conflicts of law principles thereof. The place of arbitration shall be in the Province of British Columbia applying its then current rules and the language of the arbitration shall be in English. Judgment upon the award rendered by the arbitrator may be entered into any court having jurisdiction thereof. The prevailing party in any such arbitration shall be entitled to recover its reasonable attorneys' fees

and costs, in addition to the award of the arbitrator.

ASSIGNMENT. This Agreement maybe assigned by Hand Picked to any third parties. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

By: ____________________
Darren Van Cleave- representative of
RTG Productions
Date:

By: ____________________
Ron Loudoun, representative of
Pathway Films Inc.
Date: